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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                                    Kevin Gaskey
                                                         Chief Financial Officer
                                                                  (312) 913-3003

                                                                    Dean Dranias
                                                      Dresner Corporate Services
                                                                  (312) 726-3200


                     WHITTMAN-HART, INC. DECLARES STOCK DIVIDEND


Chicago, IL November 25, 1996 -- Whittman-Hart, Inc. (NASDAQ: WHIT) today declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend. The announcement of the stock split followed a special shareholders meeting at which the Company's authorized Common Stock was increased from 15,000,000 to 37,000,000 shares. The Company previously had announced an intention to declare the stock split, subject to shareholder approval of the increase in the number of authorized shares of Common Stock.

The stock dividend will be payable December 10, 1996, to all holders of record as of December 3, 1996.

Headquartered in Chicago, Illinois, Whittman-Hart provides strategic information technology consulting and system integration services that are designed to improve client productivity and competitive position. Founded in 1984, the company is a single source provider for a comprehensive range of services required to successfully design, develop and implement integrated computer systems projects in diverse computing environments. In addition to Chicago, the company has offices in Cincinnati, Ohio; Dallas, Texas; Denver, Colorado; Indianapolis, Indiana; and Milwaukee, Wisconsin. The company recently announced the opening of a Cleveland office in December 1996 and an Atlanta office scheduled for early 1997.


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